Exhibit 5.1

July 13, 2016

Sun Communities, Inc.

27777 Franklin Road, Suite 200

Southfield, Michigan 48034

Re:	Sun Communities, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel to Sun Communities, Inc., a Maryland corporation (the “Company”), in connection with the registration for resale by Carefree Communities Intermediate Holdings, L.L.C. (“Carefree”) as set forth in a supplement to the prospectus (the “Prospectus Supplement”) to the Company’s registration statement on Form S-3 (the “Registration Statement”), File No. 333-204911, filed on July 7, 2016 with the Securities and Exchange Commission (the “SEC”) relating to the registration by the Company, under the Securities Act of 1933, as amended, and the rules and regulations thereunder, of 3,329,880 shares (the “Shares”) of the Company’s common stock, $0.01 par value, issued to Carefree on June 9, 2016 in connection with the transactions contemplated by the Stock Purchase Agreement dated as of March 22, 2016, among Carefree, the Company and Sun Communities Operating Limited Partnership (the “ Stock Purchase Agreement”).

The Prospectus Supplement, along with the prospectus (the “Prospectus”) included in the Registration Statement, will be furnished to potential purchasers of the Shares to be offered for sale by Carefree. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion letter, we have reviewed and examined copies of the following documents:

A. The Company’s Articles of Incorporation, as amended or supplemented from time to time (the “Charter”), certified as of the date hereof by an officer of the Company;

B. The Company’s Second Amended and Restated Bylaws (the “Bylaws”), certified as of the date hereof by an officer of the Company;

C. The Registration Statement, the Prospectus and the Prospectus Supplement in the form in which they were filed with the SEC;

Sun Communities, Inc.

July 13 2016

D. Certified copies of the resolutions of the Board of Directors of the Company regarding certain matters addressed in this letter (the “Resolutions”);

E. A certificate of the Maryland State Department of Assessments and Taxation dated July 8, 2016 to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland;

F. A certificate of the Company regarding certain matters related to the issuance of the Shares and the Stock Purchase Agreement (the “Certificate”);

G. The Stock Purchase Agreement; and

H. Such other documents, corporate records and instruments as we have deemed necessary or appropriate, in our professional judgment, in connection with providing this opinion letter.

As to any facts or questions of fact material to the opinions expressed herein, we have relied exclusively upon the aforesaid documents and certificates, and representations and declarations of the officers or other representatives of the Company. We have made no independent investigation whatsoever as to such factual matters.

In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:

A. Each natural person executing any of the documents that we have reviewed is legally competent to do so.

B. All documents submitted to us as originals are authentic, the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, all documents submitted to us as certified or photostatic or facsimile copies or portable document file (“pdf”) or other electronic image format copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (including signatures on photocopies, facsimile copies, pdf and electronic image format copies) are genuine, all documents submitted to us and public records reviewed or relied upon are accurate and complete, and there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of the documents we have reviewed in connection with this opinion, by action or omission of the parties or otherwise.

C. All representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Certificate, and (iii) in any documents we have reviewed are accurate, true, correct and complete in all material respects.

Sun Communities, Inc.

July 13 2016

D. At the time of the issuance of the Shares, the Company or its transfer agent recorded in the Company’s stock ledger the name of Carefree as the owner of the Shares.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:

A. The foregoing opinions are based on and are limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of any other laws or the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

B. Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

This opinion is being furnished to you for submission to the SEC as an exhibit to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement (the “Form 8-K”), which will be incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

OBER, KALER, GRIMES & SHRIVER,
A PROFESSIONAL CORPORATION

By:	Kenneth B. Abel
Kenneth B. Abel, Shareholder